Exhibit I
5th March, 2008
New York Stock Exchange
New York
USA
Dear Sir,
Sub: Copy of Scheme of Amalgamation
We are pleased to enclose a copy of the Notice of Extra- ordinary General meeting to be held on Thursday, 27th day of March 2008 at 2:30 p.m.(IST) at Birla Matushri Sabhagar, 19, New Marine Lines, Mumbai 400020 along with Scheme of Amalgamation between Centurion Bank of Punjab Limited and HDFC Bank Limited.
This is for your information.
Thanking you,
Yours faithfully
For HDFC Bank Limited
sd/-
Sanjay Dongre
Executive Vice President (Legal) &
Company Secretary

HDFC BANK LIMITED
Regd. Off. : HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013
NOTICE
NOTICE is hereby given that an Extra-Ordinary General Meeting of the members of HDFC Bank Limited (“HDFC Bank” or the “Bank”) will be held on Thursday, 27th day of March 2008 at 2:30 p.m. at Birla Matushri Sabhagar, 19, New Marine Lines, Mumbai 400020 to transact the following business:
SPECIAL BUSINESS
1.	To consider, and, if thought fit, to pass with or without modification(s), the following resolution by way of a majority in number representing two-thirds in value of the shareholders of the Bank, present either in person or by proxy at the meeting, as provided under Section 44A of the Banking Regulation Act, 1949, and also as a Special Resolution:
“RESOLVED THAT pursuant to and in compliance with the provisions of Section 44A of the Banking Regulation Act, 1949 (the “Act”) (including any statutory modification(s) or re-enactment thereof, for the time being in force) and other applicable laws and applicable provisions, if any, of the Memorandum and Articles of Association of HDFC Bank Limited (“HDFC Bank” or the “Bank” or “the Transferee Bank”) and subject to the sanction of the Reserve Bank of India (the “RBI”), the Stock Exchanges where the shares of the Bank are listed and all statutory and other authorities and such other approvals, consents, permissions and sanctions and the like as may be necessary and subject to such conditions and modifications as may be prescribed or imposed by any of them while granting such approvals, consents, permissions, sanctions and the like, the consent, permission and approval of the members of the Bank be and is hereby accorded to the Scheme of Amalgamation of Centurion Bank of Punjab Limited (“CBoP” or “the Transferor Bank”) with HDFC Bank in terms of the share swap ratio, as determined in the joint independent valuation report dated February 25, 2008 of M/s. Dalal & Shah, Chartered Accountants and Ernst and Young Private Limited, namely; allotment of One (1) equity share of Rs. 10/- each of HDFC Bank for every Twenty-Nine (29) equity shares of Re. 1/- each of CBoP and that the consent of the shareholders is hereby granted to the Board to issue equity shares of the Bank accordingly.
RESOLVED FURTHER THAT the scheme of amalgamation of the Transferor Bank with the Transferee Bank (hereinafter referred to as “the Scheme of Amalgamation”) placed before the shareholders and circulated to the shareholders alongwith the notice for this meeting alongwith the modifications and alterations to the Scheme of Amalgamation, if any, required or suggested by the Reserve Bank of India be and is hereby approved.
RESOLVED FURTHER THAT for the purpose of giving effect to this resolution, the Board be and is hereby authorized to do all such acts, deeds, matters and things as it may in its absolute discretion deem necessary, proper or desirable in the best interests of the Bank, without requiring any further approval of the members, and to settle any question, difficulty or doubt that may arise in regard to the Scheme of Amalgamation and execute all documents and writings as may be necessary, proper, desirable or expedient and to give such directions and /or instructions as it may from time to time decide and to accept and give effect to such modifications, changes, variations, alterations, deletions, additions as may be suggested by the RBI, the stock exchanges where the shares of the Bank are listed and any other statutory authority as regards the terms and conditions of the Scheme of Amalgamation.
RESOLVED FURTHER THAT the Board be and is hereby authorized to delegate all or any of its powers herein conferred to a Committee of the Board and/or the Chairman and/or the Managing Director

along with the authority to these entities to further delegate all or any of such powers to any one or more executives of the Bank in order to give effect to this resolution.”
2.	To consider, and if thought fit, to pass, with or without modification(s), the following resolution as a Special Resolution:
“RESOLVED THAT pursuant to the applicable provisions of the Companies Act, 1956, the Authorised Share Capital of the Bank be and is hereby increased from Rs. 450,00,00,000/- (Rupees Four Hundred Fifty Crores only) divided into 45,00,00,000 (Forty Five Crores) equity share of Rs.10/- each to Rs. 550,00,00,000/- (Rupees Five Hundred and Fifty Crores only) divided into 55,00,00,000 (Fifty Five Crores) equity shares of Rs.10/- each, ranking pari-passu with the existing equity shares issued by the Bank.
RESOLVED FURTHER THAT the existing Clause V of the Memorandum of Association of the Bank be and is hereby substituted by the following:
Clause V -
‘The Capital of the Company is Rs. 550,00,00,000/- (Rupees Five Hundred and Fifty Crores only) divided into 55,00,00,000 (Fifty Five Crores) Equity Shares of Rs.10/- each with a power to increase or reduce the share capital.’
RESOLVED FURTHER THAT the existing Article 4 of the Articles of Association of the Bank be and is hereby substituted by the following:
Article 4 -
‘The Authorised Capital of the Company will be as stated in Clause V of the Memorandum of Association from time to time with power to increase or reduce the said Capital and to issue any part of its Capital original or increased with or without any priority or special privilege subject to the restrictions, if any, under the Banking Regulation Act, 1949 or subject to any postponement of rights or to any conditions or restrictions so that unless the conditions of issue otherwise prescribe such issue shall be subject to the provisions herein contained.’ ’’
3.	To consider and if thought fit, to pass with or without modification(s), the following resolution as a Special Resolution:
“RESOLVED THAT pursuant to the provisions of Section 81(1A) and other applicable provisions, if any, of the Companies Act, 1956 (including any statutory modification or re-enactment thereof for the time being in force) and subject to the provisions of the Memorandum and Articles of Association of the Bank, the Listing Agreements entered into by the Bank with the Stock Exchanges and guidelines for Preferential Issues issued by the Securities and Exchange Board of India (“SEBI”) under the Securities and Exchange Board of India (Disclosure and Investor Protection) Guidelines 2000 and other applicable regulations and/or guidelines, if any, of SEBI and such other authorities, including Reserve Bank of India, as may be applicable, as amended till date, and subject to the requisite approvals or consents, if any, of the Central Government, Reserve Bank of India, Stock Exchanges, SEBI and financial institutions and any other appropriate authorities under any other applicable laws, rules and regulations for the time being and from time to time in force and further subject to such terms and conditions, stipulations and modifications as may be prescribed, imposed or suggested by any of them while granting such approvals, the consent of the members be and is hereby accorded to the Board (hereinafter referred to as “the Board”, which term shall be deemed to include any Committee thereof for the time being, and from time to time, to which all or any of the powers hereby conferred on the Board by this

Resolution may have been delegated) to create, issue, offer and allot at its sole discretion, to Housing Development Finance Corporation Limited and/or HDFC Investments Limited and/or HDFC Holdings Limited and/or Home Loan Services India Private Limited (hereinafter collectively referred to as the ‘Promoter Group’ or ‘Proposed Allottees’ as the context requires) upto an aggregate of 2,62,00,220 equity shares of a face value of Rs. 10/- each of the Bank (‘the shares’) and/or convertible instruments such as warrants convertible into equity shares, in such proportion as may be determined by the Board, at a price of Rs. 1530.13 per equity share for cash on a Preferential Allotment basis, which minimum price has been calculated in accordance with the guidelines for Preferential Allotment issued by the SEBI under Securities and Exchange Board of India (Disclosure and Investor Protection) Guidelines, 2000, with the relevant date being February 26, 2008, being the date thirty days prior to the date of this Extraordinary General Meeting i.e. March 27, 2008.
RESOLVED FURTHER THAT the equity shares so issued shall rank pari passu with the existing equity shares of the Bank from the date of allotment of such shares, in all respects.
RESOLVED FURTHER THAT in the event of the securities allotted being determined by the Board to be warrants convertible into equity shares, such warrants and the equity shares resulting from the exercise of the warrants may be issued/allotteed at such time or times as the warrantholders may in its absolute discretion decide subject however to the applicable guidelines, notifications, rules and regulations.
RESOLVED FURTHER THAT the terms and conditions of the aforesaid warrants shall be as under:
a.	The allottee shall pay a sum equal to at least 10 % of the price of the equity share to be issued upon exercise of such warrants in terms of this resolution, at the time of allotment of Warrants.

b.	Each of the warrants shall carry a right/option, entitling its registered holders to seek allotment of one equity share of Rs. 10/- each of the Bank, upon surrendering/exchange of the warrants to the Bank alongwith the balance payment of 90% of the issue price of the equity shares.

c.	The option attached to the warrants may be exercised at any time within a period of 18 months from the date of issue of the said warrants.

d.	In the event that the warrantholders do not exercise the warrant within the said period of 18 months, being the currency of the said warrants, then the amount paid on each of the said warrant shall be forfeited, and all the rights attached to the said warrants shall lapse automatically.

e.	Upon exercise of each warrant, the amount of 10% paid thereon shall stand credited, adjusted and applied towards share subscription, and the balance 90% of the price of the equity shares shall be payable by the warrantholders.

f.	The warrant by itself shall not give to the holders thereof, (save and except the options attached to the warrants and consequences thereof) any rights of the shareholders or debentureholders of the Bank, including that of to receive interest or dividend on the paid up amount of the warrants.

g.	All the aforesaid warrants shall rank pari passu to each other in all respects; however the options attached to each of the said warrants shall be independent of each other.

h.	In case the equity shares of the Bank are either sub-divided or consolidated before issue of aforesaid warrants, or exercise of options by the holders of the said warrants, then the face value, number of equity shares to be acquired upon exercise of the options attached to the said warrants, and the price of acquisition of the said equity shares by the holders of the warrants shall automatically stand adjusted in the same proportion, as the present paid up value of the equity shares of Rs. 10/- each bears to the newly sub-divided/ consolidated paid-up value of equity shares, without affecting any right or obligation of the said warrantholders.

i.	In case, the Bank declares any issue of bonus shares prior to the issue of the aforesaid warrants, or prior to the exercise of such warrants, the entitlement of the warrant holders to the equity shares arising out of outstanding warrants shall stand modified to include entitlement to bonus shares only on exercise of warrants by the warrantholders.
RESOLVED FURTHER THAT the consent of the members of the Bank be and is hereby accorded to the Board to decide, as per the terms of the approval to be granted by the Reserve Bank of India, the number of equity shares and/or warrants to be allotted and issued to the proposed allottees.
RESOLVED FURTHER THAT for the purpose of creating, issuing, offering and allotting equity shares and/ or warrants as aforesaid, the Board, acting on its own or through a Committee of Directors or any other person who may be authorised in this regard by the Board/Committee, be and is hereby authorised to do and perform all such acts, deeds, matters and things as it may, in its absolute discretion, deem necessary, expedient, desirable or appropriate to give effect to this resolution in all respects and in particular, to settle any questions, difficulties or doubts that may arise with regard to the offering, issuing, allotting and utilising the issue proceeds of the equity shares and/or warrants of the Bank, as it may, in its absolute discretion deem fit and proper.”

Place: Mumbai Date: February 28, 2008	By Order of the Board of Directors Sanjay Dongre Executive Vice President (Legal) & Company Secretary

NOTES:

1.	A MEMBER ENTITLED TO ATTEND AND VOTE AT THE MEETING IS ENTITLED TO APPOINT A PROXY TO ATTEND AND VOTE INSTEAD OF HIMSELF AND SUCH PROXY NEED NOT BE A MEMBER OF THE BANK.

2.	Proxies, in order to be effective, should be duly completed, stamped and signed and must be deposited at the Registered Office of the Bank not less than 48 hours before the commencement of the Meeting.

3.	An Explanatory Statement pursuant to Section 173 (2) of the Companies Act, 1956 in respect of the items of business mentioned in the notice above and a copy of the Scheme of Amalgamation are annexed hereto.

4.	A Member or his Proxy is requested to bring the copy of the notice to the meeting and produce at the entrance of the meeting venue, the attendance slip duly completed and signed.

5.	All documents referred to in the notice are open for inspection at the Registered Office of the Bank on all working days between 10.00 A.M. to 12.00 Noon up to the date of the meeting.

Annexure to Notice
EXPLANATORY STATEMENT
[Pursuant to Section 173(2) of the Companies Act, 1956]
Item No.1
1.	For this item relating to the consideration of the arrangement embodied in the proposed Scheme of Amalgamation (hereinafter referred to as “the Scheme”) of Centurion Bank of Punjab Limited with HDFC Bank Limited, HDFC Bank Limited is referred to as “the Transferee Bank” or “HDFC Bank” and Centurion Bank of Punjab Limited is referred to as “the Transferor Bank” or “CBoP”.

2.	The Scheme has been approved by the respective Board of Directors of the Transferee Bank and the Transferor Bank at their respective meetings held on February 28, 2008.

3.	The background details of the Transferor Bank are given as under:
(a)	It was incorporated on June 30, 1994 under the Companies Act, 1956.

(b)	The Registered Office of the Transferor Bank is situated at Shanta Durga Niwas, Mahatma Gandhi Road, Panaji — 403 001, Goa.

(c)	The Transferor Bank is a banking company under the provisions of Banking Regulations Act, 1949.

(d)	The authorized and paid up share capital of the Transferor Bank is provided in clause 3.1 of the Scheme of Amalgamation.

(e)	The objects of the Transferor Bank are banking business as set out in its Memorandum of Association.

(f)	The equity shares of the Transferor Bank are listed on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. The Global Depository Receipts (GDRs) issued by the Transferor Bank are listed on the Luxembourg Stock Exchange.
4.	The background details of the Transferee Bank are given as under:
(a)	It was incorporated on August 30, 1994 under the Companies Act, 1956.

(b)	The registered office of the Transferee Bank is situated at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, Maharashtra.

(c)	The Transferee Bank is a banking company under the provisions of Banking Regulations Act, 1949.

(d)	The authorized and paid up share capital of the Transferee Bank is provided in clause 3.2 of the Scheme of Amalgamation.

(e)	The objects of the Transferee Bank are banking business as set out in its Memorandum of Association.

(f)	The equity shares of the Transferee Bank are listed on the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited. The American Depository Shares (ADSs) issued by the Transferee Bank are listed on the New York Stock Exchange.
5.	The amalgamation of CBoP with HDFC Bank will be effected subject to the terms and conditions embodied in the Scheme of Amalgamation pursuant to Section 44A of the Banking Regulation Act, 1949 (hereinafter referred to as “the Act” or “the said Act”). In terms of Section 44A of the Act, a resolution is required to be passed by a majority in number representing two-thirds in value of the members of each of HDFC Bank and CBoP, present either in person or by proxy at the respective meetings. As both the companies are banking companies, the amalgamation will be regulated by the provisions of the Act and would require the sanction of the Reserve Bank of India (hereinafter referred to as “RBI”) under the said Act. The provisions of Sections 391-394 of the Companies Act, 1956 relating to amalgamation are not applicable to the amalgamation of CBoP with HDFC Bank and therefore the Scheme would not be required to be sanctioned by High Court under the provisions of the Companies Act, 1956.
6.	In the opinion of the Board of Directors of HDFC Bank, the proposed amalgamation would add scale, geography and experienced staff to the Transferee Bank franchise. As a result of proposed amalgamation, the branch network of the Transferee Bank would increase by over 50% providing increased geographic coverage as well as greater convenience to the customers. The proposed amalgamation would enable the Transferee Bank to substantially increase the number of customer accounts principally in the retail and the small and medium enterprise segments. This larger customer base will provide the Transferee Bank enhanced opportunities to cross sell its complete suite of products such as deposits, loans, cards, investment and advisory services. Due to centralised processing, economies of scale and opportunities to rationalize duplicate support infrastructure, there would be cost efficiencies for the merged entity. The amalgamation will supplement the Transferee Bank’s organic growth and enable the combined entity to significantly exploit opportunities in one of the fastest growing markets in the world.
7.	The salient features of the Scheme and valuation are given hereunder:

The terms and conditions on which the amalgamation is to be effected are contained in the Scheme. In brief, some of the important features and conditions of the Scheme are:
(a)	The Appointed Date means April 1, 2008 or such other date as may be fixed or sanctioned by the RBI. The Effective Date means the date on which the Scheme is sanctioned by the RBI or such other date as may be specified by RBI by an order in writing passed in this behalf.

(b)	With effect from the Appointed Date and upon the Scheme becoming effective, the entire Undertaking of CBoP including all its Assets and Liabilities of whatsoever nature shall, under the provisions of Section 44A of the Act and pursuant to the order of the RBI sanctioning the Scheme, without any further act or deed stand transferred to and/or deemed to be transferred to and vested in HDFC Bank.

(c)	With effect from the Appointed Date and upon the Scheme becoming effective and subject to the provisions hereof all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature (including any document by virtue of which security is created in favour of CBoP) to which CBoP is a party to or benefit of which CBoP may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of HDFC Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of CBoP shall be transferred to and vest in HDFC Bank and may be enforced as fully and effectually as if, instead of CBoP, HDFC Bank had been a party, beneficiary or obligor thereto.

(d)	With effect from the Appointed Date and upon the Scheme becoming effective, all suits, actions and legal proceedings of whatsoever nature by or against CBoP pending and/ or arising on or before the Effective Date (“Legal Proceedings”) shall be continued and be enforced by or against HDFC Bank as effectually as if the same had been filed by, pending and/or arising against HDFC Bank. On and from Effective Date, HDFC Bank shall and may, if required, initiate or defend any Legal Proceedings in relation to CBoP.

(e)	All the employees of CBoP in service on the Effective Date including the Managing Director shall become the employees of HDFC Bank on such date without any break or interruption in service and on terms and conditions of service which are not less favourable than those on which they are employed with CBoP as on the date immediately preceding the Effective Date (as defined in the Scheme).
(f)	Upon coming into effect of the Scheme and in consideration of the transfer of and vesting of all the Undertaking of CBoP to HDFC Bank in terms of the Scheme, HDFC Bank shall subject to the provisions of the Scheme and without any further application, act or deed, issue and allot, at the earliest in accordance with Stock Exchange listing regulations, One (1) equity shares of the face value of Rs.10/- each credited as fully paid-up in the capital of HDFC Bank which will rank pari passu with the existing shares of HDFC Bank from the date of allotment to those Members of CBoP whose names are recorded in its Register of members (the “said Members”) on the Record Date for every Twenty Nine (29) equity shares of the face value of Re. 1/- each held by the said Members in CBoP (“New Equity Shares”).

The aforesaid share exchange ratio has been approved separately and independently by the Boards of Directors of both HDFC Bank and CBoP. The same has been approved as being a fair exchange ratio after considering the joint independent valuation made by Ernst & Young Private Limited and M/s. Dalal & Shah, Chartered Accountants, who were appointed as the independent valuers for this purpose by HDFC Bank and CBoP respectively.

(g)	All entitlements to equity shares of CBoP arising out of outstanding convertible instruments such as warrants and stock options granted prior to December 31, 2007 shall stand modified as to price and entitlements to New Equity Shares in the same proportion i.e. the entitlement for every 29 equity shares of Re. 1/- each in CBoP, shall stand replaced by an entitlement to one equity share of Rs. 10/- each in HDFC Bank and that the exercise price of such entitlements shall stand multiplied by 29. Fringe Benefit Tax as applicable will be borne and paid by employees concerned. Any holding of shares or debt by either bank in the other bank shall stand cancelled.

(h)	Upon the New Equity Shares being issued and allotted to the shareholders of CBoP, the shares held by the said Members in CBoP, whether in physical or dematerialized form, shall be deemed to have been automatically cancelled and be of no effect, without any further act, deed or instrument.

(i)	Upon the coming into effect of the Scheme, the New Equity Shares of HDFC Bank to be issued and allotted to the said Members as provided in the Scheme shall be subject to the provisions of its Articles of Association and shall rank pari passu in all respects with effect from the date of allotment with the existing equity shares of HDFC Bank including entitlement in respect of dividends.

(j)	The Scheme is specifically conditional upon and subject to matters set out in Clause 13 of the Scheme.

(k)	As on and from such date as specified by the RBI, CBoP shall stand dissolved without being wound up.

(l)	All costs, charges and expenses of CBoP and HDFC Bank incurred by each of them in relation to or in connection with the Scheme and incidental to the completion of the amalgamation in pursuance of the Scheme, shall, unless otherwise expressly agreed in writing, be borne and paid by CBoP or HDFC Bank, as the case may be. Expenses towards the joint valuation shall be borne by the parties equally.

The aforesaid being only the salient features of the Scheme, the Members are requested to read the entire text of the Scheme to get better acquainted with the provisions thereof.

Miscellaneous
8.	The Boards of Directors of HDFC Bank and CBoP on considering the facts and circumstances of the Scheme, have approved the Scheme at their respective meetings held on February 28, 2008, subject to necessary approvals and sanctions from the Members, the Reserve Bank of India and any other concerned and relevant authorities, to the extent necessary.
9.	In order to give effect to the Scheme under the provisions of law, both HDFC Bank and CBoP are required to obtain the consent and approval of their Members to the proposed Scheme, with or without modifications, under the provisions of Section 44A of the said Act. The consent of the Members of HDFC Bank and CBoP is sought to be obtained for this purpose through separate general meetings.
10.	There is no likelihood that any creditor of CBoP would lose or be prejudiced as a result of the Scheme being passed since no sacrifice or waiver is at all called for from them nor are their rights sought to be modified in any manner. HDFC Bank which would emerge stronger, would be able to meet the liabilities as they arise in the course of business. Hence the Scheme is in no way expected to adversely affect the interests of any class of the creditors. The proposed Scheme will be in the best interests of both HDFC Bank and CBoP, its shareholders and its creditors.
11.	All documents referred to in the Notice are open for inspection at the registered office of the Bank on all working days between 10.00 a.m. to 12.00 noon upto the date of the Meeting.
Your directors recommend the resolution for approval of the members.
Item No. 2
The present Authorised Share Capital of the Bank is Rs. 450,00,00,000/- and Paid up Share Capital as on February 22, 2008 is Rs. 354,34,05,200/-. In order to facilitate raising of capital for the purposes like issue of equity shares as a result of Amalgamation, Preferential Offer, exercise of employee stock options, underlying equity shares while issuing American Depository Shares, etc., it is necessary to increase the Authorised Share Capital of the Bank from the current level of Rs. 450,00,00,000/- to Rs. 550,00,00,000/-. It is therefore proposed to increase the Authorised Share Capital of the Bank as aforesaid and make necessary alterations in the Memorandum and Articles of Association of the Bank, by passing a special resolution to this effect.
Your directors recommend the resolution for approval of the members.
None of the Directors, is in any way, concerned or interested in the resolution.
Item No. 3
Pursuant to the proposed amalgamation, the equity shareholding of the Promoter Group of the Bank will be reduced from the current percentage of 23.27% of the Bank’s present paid-up share capital. It is therefore proposed to issue additional shares to the Promoter Group in order to ensure that the Promoter Group’s shareholding percentage in the Bank post amalgamation of Centurion Bank of Punjab Limited (“CBoP”) with the Bank is maintained.
Accordingly, it is proposed to issue up to 2,62,00,220 equity shares of the face value of Rs. 10/- each and / or convertible instruments such as warrants convertible into equity shares, at a price of Rs. 1530.13 per equity share, in cash, aggregating to Rs. 4008.97 Crores on a preferential basis to one or more of the following proposed allottees.

Present Promoters /	Shareholding		Shareholding
Proposed Allottees	Pre-Preferential Issue		Post Preferential Issue
	(as on 22.02.2008)

	No. of Shares	% to Capital	No. of Shares	% to Capital*

Housing Development Finance Corporation Limited	5,24,42,000	14.80	Not exceeding 7,86,42,220

HDFC Investments Limited	3,00,00,000	8.47	Not exceeding 5,62,00,220

HDFC Holdings Limited	1,000	0.0003	Not exceeding 2,62,01,220

Home Loan Services India Private Limited	Nil	Nil	Not exceeding 2,62,00,220

*	The aforesaid percentages are based on capital as of 22nd February 2008 and after taking into consideration the potential dilutions by reason of issue of equity shares that may be made consequent to the Scheme of Amalgamation proposed to be resolved vide Item No. 1 of this notice. After the issue of shares in terms of the Scheme of Amalgamation, exercise of all outstanding warrants issued by CBoP and the exercise of Stock Options granted to the employees of each of the Banks, the aggregate holding of the Promoter Group shall not exceed 23.27%.

Note:	The Board may at its discretion issue and allot the equity shares and / or the warrants to one or more of the proposed allottees. The aggregate shares allotted to all the proposed allottees shall not exceed 2,62,00,220 equity shares in the aggregate and the Board shall have the discretion to allocate the allotment amongst the proposed allottees.
The equity shares and/ or warrants to be issued and allotted to one or more of the proposed allottees shall not exceed in the aggregate 2,62,00,220 equity shares in the post-issue paid up equity share capital of the Bank, and such equity shares will be of the face value of Rs. 10/- each and will be issued at a price of Rs. 1530.13 per equity share, which price has been arrived at in accordance with the guidelines for Preferential Issues issued by the Securities and Exchange Board of India (“SEBI”), under the Securities and Exchange Board of India (Disclosure and Investor Protection) Guidelines, 2000 (“DIP Guidelines”). The said proposed allottees have expressed their intent to subscribe to the equity shares and/ or warrants as mentioned in the Resolution at Item No. 3 above.
Subject to receipt of approval from the Reserve Bank of India, the Board of Directors of the Bank will have the discretion to decide the number of equity shares and / or warrants convertible into equity shares to be allotted and issued to each of the proposed allottees.
The warrants, if any, and the equity shares to be issued and allotted either directly or pursuant to conversion shall be subject to a lock-in of a total period of three years from the date of preferential allotment of the equity shares and / or warrants or such reduced period as may be permitted under the DIP Guidelines as amended from time to time.
The entire pre-preferential allotment shareholding held by the proposed allottees prior to this Preferential Allotment shall be under lock-in from the relevant date up to a period of six months from the date of Preferential Allotment.
The said equity shares and/ or warrants shall be issued and allotted within a period of 15 days from the date of passing the Special Resolution as stated in Item No. 3 provided that where the allotment of such equity shares and/ or warrants is pending on account of non-receipt of any approval for such allotment by any regulatory authority including approval of the Reserve Bank of India, the allotment shall be completed within a period of 15 days from the date of receipt of such approvals or such other extended period as may be permitted under the DIP Guidelines as amended from time to time. The entire amount of Rs. 1530.13 per equity share will be payable on allotment in the event the securities to be allotted are in the form of equity shares.
In the event of the Board deciding to issue warrants convertible into equity shares, a sum equivalent to 10% of Rs. 1530.13 shall become payable at the time of allotment of the warrants, which amount shall stand adjusted against the total exercise price payable at the time of exercise of the warrants. The warrants, if any, issued, shall be convertible into equity shares at any time within a period of 18 months from the date of preferential allotment of the warrants. The amount paid upfront upon allotment of the warrants shall be forfeited in the event of the warrants not being exercised by the warrant holders within the said period of 18 months.
The shareholding pattern before and after the above offer is as follows:

Sr.		Shareholding Pattern		Shareholding Pattern
No.	Categories	Pre Preferential Issue		Post Preferential Issue
		(as on 22.02.2008)

		No. of	% to	No. of	% to
		Shares	Capital	Shares	Capital*

A	Promoters	8,24,43,000	23.27	10,86,43,220	23.03

B	ADS Depository (J P Morgan Chase Bank)	7,66,88,694	21.64	7,66,88,694	16.25

C	Bennett Coleman Group	1,61,92,408	4.57	1,61,92,408	3.43

D	Banks , Mutual Funds and FIs	2,72,97,810	7.70	2,72,97,810	5.79

E	Foreign Institutional Investors	9,61,31,338	27.13	9,61,31,338	20.37

F	NRIs and OCBs	19,98,758	0.56	19,98,758	0.42

G	Others (including Indian Public)	5,35,88,512	15.12	5,35,88,512	11.36

H	Shares to be issued as per the Scheme of Amalgamation of CBoP with the HDFC Bank and the shares to be issued on exercise of warrants and exercise of ESOPs by the employees/ directors of CBoP and HDFC Bank.	—	—	9,13,11,611	19.35

	Total	354340520	100.00	471852351	100.00

*	The aforesaid percentages are based on capital as of 22nd February 2008 and after taking into consideration the potential dilutions by reason of issue of equity shares that may be made consequent to the Scheme of Amalgamation proposed to be resolved vide Item No. 1 of this notice. After the issue of shares in terms of the Scheme of Amalgamation, exercise of all outstanding warrants issued by CBoP and the exercise of Stock Options granted to the employees of each of the Banks, the aggregate holding of the Promoter Group shall not exceed 23.27%.

The aforementioned shareholding pattern may change from time to time depending upon the transfer of shares by the existing shareholders and furhter issue of capital, if any, by the Bank during the said period.
There will be no change in the Board of Directors nor will there be any change in the control over the Bank, as a consequence of the issue of equity shares and/or warrants pursuant to this preferential offer (save and except changes in the Board of Directors pursuant to the amalgamation of CBoP into the Bank as outlined in Item No. 1 herein). The equity shares to be allotted to the Proposed allottees/Promoter Group shall be listed on the Bombay Stock Exchange Limited and The National Stock Exchange of India Limited.
The directors/key managerial personnel of the Bank do not intend to subscribe to the offer.
The relevant date for the purpose of the aforesaid issue of equity shares and/or warrants on Preferential basis shall be February 26, 2008 being 30 days prior to the date of this Extraordinary General Meeting i.e. March 27, 2008.
None of the Directors of the Bank, is in any way, concerned or interested in the proposed resolution except to the extent of his/her holding of equity shares and also to the extent of subscription by the proposed allottees. Mr. Keki M Mistry and Mrs. Renu S Karnad are the Vice Chairman & Managing Director and the Joint Managing Director of Housing Development Finance Corporation Limited, respectively.
Note: Pursuant to Section 12 of the Banking Regulation Act, 1949, no shareholder in respect of any shares held by him/her/it, is entitled to exercise more than 10% of the voting rights in a banking company on poll. Therefore, the voting rights of the proposed allottee(s) are restricted to 10% notwithstanding that it may hold more than 10% of the Bank’s paid-up share capital.
Your directors recommend the resolution for approval of the members.

Place: Mumbai Date: February 28, 2008	By Order of the Board of Directors Sanjay Dongre Executive Vice President (Legal) & Company Secretary

HDFC BANK LIMITED
Regd. Off. : HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013
SCHEDULE A
DRAFT SCHEME OF AMALGAMATION
OF

Centurion Bank of Punjab Limited	.........Transferor Bank

with

HDFC Bank Limited	.........Transferee Bank
This draft Scheme of Amalgamation provides for the amalgamation of Centurion Bank of Punjab Limited (formerly known as Centurion Bank Limited), a company incorporated under the Companies Act, 1956 (hereinafter referred to as the “Companies Act”) and a banking company under the provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the “Banking Act”), having its registered office at Shanta Durga Niwas, Mahatma Gandhi Road, Panaji — 403 001, Goa (hereinafter referred to as the “CBoP” or the “Transferor Bank”) with HDFC Bank Limited, a company incorporated under the Companies Act and a banking company under the provisions of the Banking Act, having its registered office at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai — 400 013 (hereinafter referred to as “HDFC Bank” or the “Transferee Bank”), pursuant to Section 44A and other relevant provisions of the Banking Act. The Transferor Bank and the Transferee Bank intend that pursuant to the consolidation to be effected through this draft Scheme, a strong bank with good branch quality, and emphasis on commercial and social banking in compliance with applicable Law and policy of the RBI, shall be created, and the consolidated bank shall be an employee-friendly institution that would be a preferred employer in the banking sector.
1	DEFINITIONS
In this draft Scheme (as defined herein below), unless inconsistent with the subject or context, the following expressions shall have the following meaning:
1.1	“Appointed Date” means April 1, 2008 or such other date as may be fixed or sanctioned by Reserve Bank of India;

1.2	“Assets” shall mean and include:
(a)	all the assets and properties of CBoP including without limitation, assets, residential premises and properties of all branches and offices of CBoP including but not limited to the extension counters and automated teller machines (ATMs), whether situated in India or outside India;

(b)	without prejudice to the generality of sub-clause (a) above, it shall include all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds (including but not limited to shares, scrips, stocks, bonds, debentures, debenture stocks, certificate of deposits, units or pass through certificates), all cash balances with the RBI and other banks, money at call and short notice, loans, advances, contingent rights or benefits, deposits (made with any authority or person whatsoever), lease and hire purchase contracts and assets, securitized assets, receivables, security receipts, benefit of assets or properties or other interest held in trust, benefit of any security arrangements, authorities, allotments, approvals, reversions, buildings and structures, office and residential premises, tenancies, leases, licenses, fixed assets and other assets, powers, consents, authorities, registrations, exemptions, benefits, waivers, security and other agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and where so ever situate belonging to, or in the ownership, power or possession of, or in the control of, or vested in, or granted in favour of, or held for the benefit of, or enjoyed by CBoP, or to which CBoP may be entitled and include but without being limited to trade and service names and marks and other intellectual property rights of any nature whatsoever, permits, approvals
(including approvals from the RBI for branches and other offices), authorizations, rights to use and avail of telephones, telexes, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, reserves, provisions, funds, benefits of all agreements, all records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers and suppliers, customers credit information, customer and supplier pricing information and other records in connection with or relating to CBoP and all other interest of whatsoever nature belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of or held for the benefit of or enjoyed by CBoP in India.
1.3	“Banking Act” means the Banking Regulation Act, 1949 including the guidelines for merger/ amalgamation of private banks issued by the Reserve Bank of India dated May 11, 2005 and shall include any statutory modification, re-enactment or amendment thereof for the time being in force.

1.4	“Board of Directors of CBoP” means the Board of Directors of CBoP, any committee(s) constituted or to be constituted by the Board of Directors of CBoP or any other person authorized or to be authorized by the Board of Directors of CBoP or any committee thereof nominated or authorized by the Board of Directors of CBOP to exercise any powers including the powers in terms of this draft Scheme.

1.5	“Board of Directors of HDFC Bank” means the Board of Directors of HDFC Bank, any committee(s) constituted or to be constituted by the Board of Directors of HDFC Bank or any other person authorized or to be authorized by the Board of Directors of HDFC Bank or any committee thereof nominated or authorized by the Board of Directors of HDFC Bank to exercise any powers including the powers in terms of this draft Scheme.

1.6	“CBoP” means Centurion Bank of Punjab Limited, a banking company incorporated under the Companies Act and licensed by the Reserve Bank of India under the Banking Act and having its registered office at Shanta Durga Nivas, Mahatma Gandhi Road, Panaji — 403 001, Goa.

1.7	“Companies Act” means the Companies Act, 1956 and shall include any statutory modification, re-enactment or amendment thereof for the time being in force.

1.8	“Cut-off Date” shall bear the meaning ascribed to the term in Clause 15 hereof;

1.9	“Effective Date” means the date on which the draft Scheme is sanctioned by Reserve Bank of India or such other date as may be specified by Reserve Bank of India by an order in writing passed in this behalf.

1.10	“Employees” means all the employees of CBoP in service as on the Effective Date.

1.11	“HDFC Bank” means HDFC Bank Limited, a banking company incorporated under the Companies Act and licensed by the Reserve Bank of India under the Banking Act and having its registered office at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai — 400 013.

1.12	“HR Integration Committee” means the committee to be constituted in terms of Clause 7.2.

1.13	“Integration Committee” means the committee to be constituted in terms of Clause 8.3.

1.14	“Law” means and includes all applicable statutes, enactments, acts of legislature or parliament, ordinances, rules, bye-laws, regulations, notifications, guidelines, directions of regulatory bodies and orders of any statutory authority, or judicial authority including any quasi-judicial authority, tribunal, court or such other authority of the Republic of India.

1.15	“Legal Proceedings” shall bear the meaning ascribed to the term in Clause 6 hereof.

1.16	“Liabilities” means all debts, liabilities, demand deposits, saving bank deposits, term deposits, certificate of deposits, time and demand liabilities, rupee and foreign currency borrowings, bills payable, interest accrued, statutory reserves, provisions and all other liabilities including tax and contingent liabilities, duties, undertakings and obligations of CBoP whether or not disputed or the subject matter of any court, arbitration or other proceedings.

1.17	“License” means any of the licenses to carry on banking business in India issued by the Reserve Bank of India under Section 22(1) of the Banking Act.

1.18	“Material Adverse Change” means any change, effect, event, occurrence or state of facts or discovery thereof which may result in:-
a)	the License being revoked or suspended;

b)	either Party being unable to continue their Business or operations or a substantial part thereof;

c)	an order of any court, government, governmental authority, ministry, administrative agency or tribunal of competent jurisdiction being issued the effect of which would be to make the Merger illegal or which otherwise prevents the consummation of the Merger; or

d)	the appropriation or institution of enforcement proceedings against any of the Parties such that it is not feasible to consummate the Merger substantially on the terms contemplated by this draft Scheme.
1.19	“Members” mean the shareholders of HDFC Bank or CBoP, as the case may be.

1.20	“Merged Entity” means HDFC Bank in which the Undertaking of the Merging Entity shall stand vested and transferred upon consummation of the draft Scheme.

1.21	“Merging Entity” means CBoP.

1.22	“New Equity Shares” shall bear the meaning ascribed to the term in Clause 9.1 hereof.

1.23	“Parties” means HDFC Bank and CBoP, collectively.

1.24	“Party” means HDFC Bank or CBoP, as the case may be.

1.25	“RBI” means the Reserve Bank of India.

1.26	“Record Date” means such date to be fixed by the Board of Directors of CBoP to determine the Members of CBoP to whom equity shares of HDFC Bank will be allotted and to ensure allotment of equity shares of HDFC Bank in accordance with Clause 9.1 of the draft Scheme.

1.27	“Draft Scheme” means this draft scheme of amalgamation as approved and passed by the Members of HDFC Bank and CBoP in their respective General Meetings and sanctioned by the RBI under Section 44A of the Banking Act and shall include any modifications or amendments made in accordance herewith and in terms of applicable Law.

1.28	“Undertaking” means the entire businesses of CBoP including without limitation all the properties (whether movable or immovable, tangible or intangible), all Assets, Liabilities, and Legal Proceedings of and against CBoP including assets and liabilities of the branches and offices of CBoP.
2.	DATE OF TAKING EFFECT AND OPERATIVE DATE

The draft Scheme as set out herein in its present form shall be effective from the Appointed Date and shall be operative from the Effective Date.

3.	SHARE CAPITAL

3.1.	The share capital of CBoP as on December 31, 2007 is as under: (Rupees in lacs)

Authorised Capital	25000.00
Paid-up Capital	18729.69
3.2	The share capital of HDFC Bank as at December 31, 2007 is as under: (Rupees in lacs)

Authorised Capital	45000.00
Paid-up Capital	35407.53
3.3	On and from the Effective Date, the authorised share capital of CBoP shall stand merged into the authorised share capital of HDFC Bank and shall become available for issuance of further equity shares by HDFC Bank, whether pursuant to this draft Scheme of Amalgamation or otherwise.
4.	TRANSFER AND VESTING OF UNDERTAKING

4.1	With effect from the Appointed Date and upon the draft Scheme becoming effective, the entire Undertaking of CBoP including all its Assets and Liabilities of whatsoever nature shall, under the provisions of Section 44A of the Banking Act and pursuant to the order of the RBI sanctioning the draft Scheme, without any further act or deed stand transferred to and/or deemed to be transferred to and vested in HDFC Bank.

4.2	Transfer of Assets

Upon coming into effect of the draft Scheme and with effect from the Appointed Date and subject to the provisions of the draft Scheme:
(a)	all Assets of CBoP shall pursuant to the provisions of the Banking Regulation Act except for the portions specified in Clause 4.2(c) and 4.2(d) below of whatsoever nature and wheresoever situated and owned by CBoP and incapable of passing by physical delivery and including in particular the License and all other licenses, permits, approvals, incentives, rights, claims, leases, tenancy rights, subsidies, liberties, and other benefits or privileges enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to CBoP shall, under the provisions of the Banking Act and pursuant to the order of the RBI, without any further act, instrument or deed, but subject to the charges, liens, liabilities or restrictions affecting the same as on the Effective Date, be and shall stand transferred to and vest in and be available to HDFC Bank so as to become as and from the Appointed Date the estates, assets, rights, title, interests and authorities of HDFC Bank and shall remain valid, effective and enforceable on the same terms and conditions to the extent permissible under Law without any further act, instrument or deed, and be and stand transferred to and vested in or be deemed to have been transferred to and vested in HDFC Bank as a going concern.

(b)	HDFC Bank shall continue to honour the trade arrangements, and the contractual obligations that CBoP has entered into and which exist as on the Effective Date.

(c)	Without prejudice to sub-Clause (a) above, in respect of such of the assets of the Undertaking as are movable in nature or are otherwise capable of transfer by physical delivery or by endorsement and/or delivery, the same may be so transferred by CBoP, and shall, upon such transfer, become the property, estate, assets, rights, title, interest and authorities of HDFC Bank.

(d)	In respect of moveable assets of CBoP other than those specified in sub-Clause 4.2(c) above, including sundry debtors, actionable claims, outstanding loans, advances recoverable in cash or in kind or for value to be received and deposits with Government, semi-government, local and other authorities and bodies the following procedure shall be followed:
i.	HDFC Bank shall give a notice by a publication in a widely circulated newspaper in India to its contract counter parties, debtors or depositees, as the case may be, that pursuant to the order of the RBI having sanctioned the draft Scheme, the said debt, loan, advances, etc., be paid or made good or held on account of HDFC Bank as the person entitled thereto to the end and intent that the right of CBoP to recover or realise the same stands extinguished and that appropriate entry should be passed in their respective books to record the aforesaid change.

ii.	CBoP or in an event of inability of CBoP, HDFC Bank shall also give notice by a publication in a widely circulated newspaper in India to its contract counter parties, debtors or depositee, that pursuant to the order of the RBI having sanctioned the Scheme between HDFC Bank and CBoP, the said person, debtor, or depositee should pay to HDFC Bank the debt, loan or advance or make the same on account of CBoP and the right of CBoP to recover or realize the same stands extinguished and that such right stands transferred to HDFC Bank.
(e)	All the post dated and other cheques issued in favour of CBoP which are un-encashed or outstanding upon the coming into effect of the draft Scheme shall be encashed by HDFC Bank on or after the due date which shall be entitled to the proceeds thereof, as if such post dated cheques have been drawn and made in favour of HDFC Bank.

(f)	Security over any moveable and/or immoveable properties and security in any other form (both present and future), if any, created by any person in favour of CBoP for securing any obligation of the person to CBoP or for and on whose behalf a guarantee, letter of credit, letter of comfort or other similar instrument has been executed or arrangements entered into by CBoP shall, without any further act, instrument or deed stand vested in and be deemed to be issued in favour of HDFC Bank and the benefit of such security shall be available to HDFC Bank as if such security was ab initio created in favour of HDFC Bank.
4.3	Transfer of Liabilities
(a)	With effect from the Appointed Date and upon the draft Scheme becoming effective, all the Liabilities of CBoP shall without further act, instrument or deed also be and stand transferred or deemed to be transferred to HDFC Bank, so as to become the debts, liabilities, duties, undertakings and obligations of HDFC Bank and further that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, duties and obligations have arisen in order to give effect to the provisions of the draft Scheme.

(b)	With effect from the Appointed Date and upon the draft Scheme becoming effective, any post dated cheques, debentures, bonds, notes or other debt securities, if any, whether convertible into equity, or otherwise (hereinafter collectively referred to as the “Transferor’s Securities”), issued by CBoP, which remain un-encashed or outstanding or which have not matured on the draft scheme coming into effect shall, without further act, instrument or deed become securities of HDFC Bank and all rights, powers, duties and obligations in relation thereto shall be transferred to and vest in and shall upon coming into effect of the draft Scheme, be exercised by or against

HDFC Bank as if it were CBoP, in accordance with the terms of this draft Scheme. In the event of a default in relation to the aforesaid obligation, HDFC Bank shall indemnify and keep indemnified the officers and directors of CBoP as on the Effective Date from and against any liabilities that may arise due to such default in respect of the Transferor’s Securities and in relation to any bona fide action on the part of such officers and directors in the ordinary course of business, and in consonance with this draft Scheme.

(c)	With effect from the Appointed Date and upon the draft Scheme becoming effective, any loans or other obligation (including any guarantees, letter of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), due between or amongst CBoP and HDFC Bank, if any, shall stand discharged and there shall be no liability in that behalf on either party.

(d)	The transfer and vesting of Liabilities, as aforesaid, shall be subject to subsisting charges, if any, in respect of any Assets. Provided always that the draft Scheme shall not operate to enlarge the security for any loan, deposit or facility availed by HDFC Bank and CBoP and that HDFC Bank shall not be obliged to create any further or additional security therefor after the Effective Date or otherwise. Further, the draft Scheme shall not operate to enlarge the security for any loan, deposit or facility availed by HDFC Bank, or as the case may be, by CBoP.
5.	CONTRACTS, DEEDS, ETC

5.1	With effect from the Appointed Date and upon the draft Scheme becoming effective and subject to applicable Law and the provisions hereof all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature (including any document by virtue of which security is created in favour of CBoP) to which CBoP is a party or to the benefit of which CBoP may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of HDFC Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of CBoP shall be transferred to and vest in HDFC Bank and may be enforced as fully and effectually as if, instead of CBoP, HDFC Bank had been a party, beneficiary or obligor thereto.

5.2	HDFC Bank shall, wherever necessary, enter into and/or issue and/or execute deeds, writings or confirmations or enter into tripartite arrangements, confirmations or novations to which CBoP will, if necessary, also be a party in order to give formal effect to the provisions of the draft Scheme, on or prior to the Effective Date. HDFC Bank shall, under the provisions of the draft Scheme, be deemed to be authorized to execute any such writings on behalf of CBoP and to implement or carry out all such formalities or compliances referred to hereinabove on part of CBoP to be carried out or performed after the Effective Date.
6.	LEGAL PROCEEDINGS

With effect from the Appointed Date and upon the draft Scheme becoming effective, all suits, actions and legal proceedings of whatsoever nature by or against CBoP pending and/or arising on or before the Effective Date (“Legal Proceedings”) shall be continued and be enforced by or against HDFC Bank as effectually as if the same had been filed by, pending and/or arising against HDFC Bank. On and from Effective Date, HDFC Bank shall, if required, initiate or defend any legal proceedings in relation to CBoP.

7.	EMPLOYEES

7.1	All the Employees of CBoP in service on the Effective Date including the Managing Director shall become the employees of HDFC Bank on such date without any break or interruption in service, on terms and conditions which are no less favourable to the Employees of CBoP than those on which they are employed with CBoP as on the date immediately preceding the Effective Date.

7.2	The Employees of CBoP, on becoming employees of HDFC Bank, shall have the same standing as the continuing employees of HDFC Bank. To facilitate efficient and equitable integration of the existing employees of HDFC Bank and CBoP employees, a HR Integration Committee will be constituted by the Board of HDFC Bank including representation from the current senior management of CBoP and HDFC Bank.

7.3	It is expressly provided that, the provident fund, superannuation fund or any other special scheme(s), fund(s) created or existing for the benefit of the employees of CBoP, on and from the Effective Date, shall stand transferred to HDFC Bank and HDFC Bank shall stand substituted for CBoP for all purposes whatsoever relating to the administration or operation of such schemes or funds or in relation to obligations to make contributions to the said schemes or funds in accordance with the provisions of such schemes or funds as per the terms provided in the respective trust deeds or other documents to the end and intent that all rights, duties, powers and obligations of CBoP in relation to such funds or schemes shall become those of HDFC Bank. It is clarified that the service of the Employees of CBoP will be treated as having been continued for the purpose of the aforesaid funds or schemes or provisions.
8.	CONDUCT OF BUSINESS

8.1	Upon the draft Scheme becoming effective, from the Appointed Date, and until and including the Effective Date:
(a)	CBoP shall be deemed to have carried on all its business and activities and shall be deemed to have held and been in possession of and shall hold and be in possession of all the Assets for and on account of and in trust for HDFC Bank; and

(b)	all profits and incomes accruing or arising to CBoP or expenditure or losses arising or incurred (including the effect of taxes, if any, thereon) by CBoP shall, for all purposes, be treated and deemed to be and accrue as the profits or incomes or expenditure or losses or taxes, as the case may be, of HDFC Bank.

(c)	The protection, if any, available to directors of CBoP shall continue to be honoured by HDFC Bank in relation to all tax liabilities of CBoP.
8.2	HDFC Bank and CBoP shall be entitled, pending sanction of the draft Scheme, to apply to any governmental or regulatory authority and other agencies as are necessary under Law for such consents, approvals and sanctions which HDFC Bank may require to own and carry on the business of CBoP.

8.3	The Parties agree to constitute an integration committee consisting of an equal number of employees from each Party (“Integration Committee”) to (a) implement or act in furtherance of the provisions of this draft Scheme; and (b) scrutinize until the Effective Date the proposals for placement before the appropriate sanctioning authorities of the respective Parties for decision including a review of the existing arrangements followed by the Parties for sourcing and credit policy, underwriting and collection.

8.4	The Integration Committee may appoint sub-committees with the consent of the Parties and delegate to such sub-committees such of its powers as it deems fit. Save as contemplated in this draft Scheme of Arrangement, no proposal shall be taken to the respective Boards by either Party unless the same is in compliance with Clause 8.2 of this draft Scheme. No decision of the Integration Committee shall be valid unless taken unanimously. It is clarified for the avoidance of doubt that the Integration Committee shall not have powers to amend this draft Scheme.

8.5	The Integration Committee and each sub-committee shall comprise at least one employee from each Party.
9.	CONSIDERATION

9.1	Upon coming into effect of the Scheme and in consideration of the transfer of and vesting of the Undertaking of CBoP to HDFC Bank in terms of the Scheme, HDFC Bank shall subject to the provisions of the Scheme and without any further application, act or deed, issue and allot, at the earliest in accordance with Stock Exchange Listing Regulations, One equity share of HDFC Bank of the face value of Rs. 10/- each credited as fully paid-up in the capital of HDFC Bank which rank pari passu from the date of allotment with the existing shares of HDFC Bank to those Members of CBoP whose names are recorded in its Register of members (the “said Members”) on the Record Date for every 29 equity shares of the face value of Re. 1/- each held by the said Members of CBoP (referred to as “New Equity Shares”). All entitlements to equity shares of CBoP arising out of outstanding convertible instruments such as warrants and stock options granted prior to December 31, 2007 shall stand modified to entitlements to New Equity Shares in the same proportion i.e. the entitlement for every 29 equity shares of Re. 1/- each in CBoP, shall stand replaced by an entitlement to one equity share of Rs. 10/- each in HDFC Bank. Any holding of shares or debt by either bank in the other bank shall stand cancelled.

9.2	New Equity Shares issued in terms of the draft Scheme shall, in compliance with applicable regulations, be listed and/or admitted to trading on the relevant stock exchange(s) in India where the equity shares of HDFC Bank are listed and/or admitted to trading.

9.3	Upon the New Equity Shares being issued and allotted to the shareholders of CBoP, the shares held by the said Members of CBoP, whether in the physical form or in the dematerialized form, shall be deemed to have been automatically cancelled and be of no effect, without any further act, deed or instrument.

9.4	In so far as New Equity Shares are concerned, the same will be distributed in dematerialized form to the equity shareholders of CBoP, provided all details relating to the account with the Depository Participant are available to HDFC Bank. All those equity shareholders who hold equity shares of CBoP and do not provide their details relating to the account with the Depository Participant will be distributed New Equity Shares in the Physical / Certificate form unless otherwise communicated in writing by the shareholders on or before such date as may be determined by HDFC Bank or committee thereof.

9.5	Upon the coming into effect of the draft Scheme, the New Equity Shares of HDFC Bank to be issued and allotted to the said Members as provided in the draft Scheme shall be subject to the provisions of the Articles of Association of HDFC Bank and shall rank pari passu from the date of allotment in all respects with the existing equity share of HDFC Bank including entitlement in respect of dividends. Nothing contained herein shall restrict the issuance of equity shares of CBoP upon exercise of the stock options and warrants issued prior to December 31, 2007 by CBoP. The issue and allotment of New Equity Shares by HDFC Bank to the member of CBoP as provided in this draft scheme is an integral part thereof and shall be deemed to have been carried out as if the procedure laid down under Section

81(1A) and any other applicable provisions of the Companies Act and such other statutes and regulations as may be applicable were duly complied with.

9.6	Save and except as may otherwise be permitted or required under the provisions of this draft Scheme or for the utilization of balances lying in the securities premium account for adjustment of goodwill as appearing in the books of CBoP as of December 31, 2007 or upon exercise of any stock options or warrants granted prior to December 31, 2007 , CBoP shall not make any change in its capital structure, either by issue of new equity or Preference shares or Bonus shares, convertible debentures, share warrants, options or any other securities convertible into equity shares or otherwise effect decrease, sub-division, reduction, re-classification, consolidation, buy-back or in any other manner which may affect the share exchange ratio, except by consent of the Board of Directors of HDFC Bank. It is clarified for the avoidance of doubt that HDFC Bank may issue further equity shares and / or warrants convertible into equity shares to the Promoter Group of HDFC Bank Ltd. pending the final approval of the RBI to this draft Scheme, without disturbing the share swap ratio set out in Clause 9.1, subject to an overall cap on dilution at 2,62,00,220 shares of HDFC Bank.

9.7	Notwithstanding anything contained herein, in the event of any Member of CBoP having a shareholding such that such Member becomes entitled to a fraction of a New Equity Share, all the fractional entitlements of various Members shall be aggregated and without any further act, deed or thing to be done, such consolidated New Equity Shares shall stand vested in a trust to be set up by the Board of HDFC Bank. Such trust shall dispose of the aggregate of all such fractional holdings and distribute the net proceeds (after deduction of expenses incurred) to the respective Members of CBoP in proportion to their respective fractional entitlements.

9.8	Upon the draft Scheme becoming effective, in connection with the global depository receipts with the equity shares of CBoP being the underlying securities, the Board of HDFC Bank may take any of the following actions at its sole discretion:-
(a)	Holders of global depository receipts with the equity shares of CBoP being the underlying securities shall become entitled to global depository receipts of HDFC Bank with the underlying securities being the New Equity Shares in the proportion of one equity share of Rs. 10/- each of HDFC Bank for every 29 equity shares of Re. 1/- each of CBoP; or

(b)	Holders of global depository receipts with the equity shares of CBoP being the underlying securities shall become entitled to American Depository Shares of HDFC Bank with the underlying securities being the New Equity Shares in the proportion of one equity share of Rs. 10/- each of HDFC Bank for every 29 equity shares of Re. 1/- each of CBoP; or

(c)	The global depository receipts with the equity shares of CBoP being the underlying securities shall stand replaced by equity shares of HDFC Bank in the same proportion as the share swap ratio set out in this draft Scheme.

9.9	Upon the draft Scheme becoming effective, the following stock options granted by CBoP shall stand vested on an accelerated basis:-

Type of Stock	Extent of Options	Extent of
Option	already vesting	Accelerated Vesting

Options issued to key employees at an exercise price of Rs.4/- per share of CBoP	Variable	All such options to vest on date of filing of the draft Scheme with the RBI.

Options issued on September 28, 2005	50%	10% to vest on the date of filing of the draft Scheme with the RBI. The remaining 40% to vest on September 28, 2008.

Options issued on January 2, 2006	50%	10% to vest on the date of filing of the draft Scheme with the RBI. The remaining 40% to vest on January 2, 2009.

Options issued on April 1, 2006	50%	10% to vest on the date of filing of the draft Scheme with the RBI. The remaining 40% to vest on April 1, 2009.

Options issued on July 10, 2006	50%	10% to vest on the date of filing of the draft Scheme with the RBI. The remaining 40% to vest on July 10, 2009.

Options issued on November 18, 2006	20%	10% to vest on the date of filing of the draft Scheme with RBI, 30% to vest on November 18, 2008 and 40% to vest on November 18, 2009.

Options issued on August 17, 2007	Nil	50% to vest on August 17, 2008 and 50% to vest on August 17, 2009

Options issued on October 30, 2007	Nil	50% to vest on October 30, 2008 and 50% to vest on October 30, 2009

In the case of stock options, the entitlements to the shares of HDFC Bank after the Effective Date shall stand adjusted in the same proportion as the share swap ratio set out herein, with the entitlements to the underlying shares of HDFC Bank being rounded off to the nearest higher integer.
10.	DECLARATION OF DIVIDENDS

HDFC Bank and CBoP shall be entitled to declare or pay dividends, whether interim or final, to their respective equity shareholders in respect of the accounting period prior to the Effective Date, such that the total payout is broadly in line with past payout percentages in the ordinary course. Any declaration or payment of dividend inconsistent with past practice and outside the ordinary course shall be subject to the prior approval of the Board of Directors of each of HDFC Bank and CBoP, and in accordance with applicable Law.
11.	ACCOUNTING TREATMENT
11.1	Upon the coming into effect of the draft Scheme and with effect from the Appointed Date:

a)	All the Assets and Liabilities recorded in the books of CBoP shall be transferred to and vested in HDFC Bank pursuant to the draft Scheme and shall be recorded by HDFC Bank at their respective book values as appearing in the books of CBoP;

b)	The balance in “Statutory Reserve Account” of CBoP shall continue to be designated as Statutory Reserve Account in the books of HDFC Bank;

c)	“Amalgamation Expenses Provision Account” shall be credited, in the books of HDFC Bank, by an amount determined by the Board of Directors of HDFC Bank for the expenses and costs of the draft Scheme as per Clause 17 and for expenses and costs arising as a direct consequence on account of changes in the business of CBoP proposed or considered necessary by the Board of Directors of HDFC Bank (including but not limited to rationalization, upgradation and enhancement of human resources and any costs in relation to stock options and/or warrants of CBoP taken over upon this Scheme becoming effective and extraordinary expenses relating to modifying signage, modifying stationery, branding, changing systems and network, communication including media costs, impairment of technology and fixed assets, conducting general meetings, payment of listing fees and other statutory and regulatory charges, any costs relating to termination of contracts consequent upon the implementation of this draft Scheme, costs of travel in relation to the consolidation contemplated in this draft Scheme, valuation, due diligence, investment banking expenses and charges relating to preparation of the draft Scheme, consultations in relation to the consolidation contemplated in this draft Scheme and training), and other extraordinary expenses on integration and consolidation under the draft Scheme, to be incurred by HDFC Bank and the corresponding debit shall be reckoned in arriving at the amount to be credited to the Amalgamation Reserve / debited to General Reserve as referred to in Clause 11.1(d).

d)	The excess of the value of the net assets of CBoP over the paid-up value of the shares to be issued and allotted by HDFC Bank pursuant to the terms of Clause 9 and after giving effect to aforesaid clauses and such further adjustments as may be deemed necessary by the Board of Directors of HDFC Bank, including provision against credit risk inherent in advances/assets and provision towards unprovided business / contingent liabilities of CBoP, and/or required by any regulatory or statutory authority including such adjustments as may be required to ensure the uniform application of accounting standards and policies adopted by HDFC Bank after adjusting against the Floating Provision Account to the extent available, and the balance shall be accounted for and credited by HDFC Bank to its Amalgamation Reserve net of tax effect on the said adjustment to record timing differences as deferred taxes. The shortfall, if any, in the event of a deficit, occurring whilst giving effect to the adjustments hereinabove, shall be debited to General Reserve. HDFC Bank shall record for the deferred tax asset, if any, with respect to provision.
12.	MODIFICATIONS, AMENDMENTS, AND WITHDRAWAL

12.1	HDFC Bank and CBoP may make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the draft Scheme or to any conditions or limitations which the RBI or any other relevant or concerned authority under Law may direct or impose or which may otherwise be considered necessary, and may do and execute all acts, deeds, instruments, matters and things necessary for putting the draft Scheme into effect, or for the purpose of better structuring and effective implementation of the draft Scheme. The aforesaid power of CBoP and HDFC Bank may be exercised by their respective Boards of Directors, or by any sub-committee of the Boards of Directors as may be nominated by the respective Parties.

12.2	For the purpose of giving effect to the draft Scheme as sanctioned by the RBI, the Board of Directors of HDFC Bank may give all such directions as are necessary, expedient, ancillary or desirable including directions for settling or removing any question of doubt or difficulty that may arise with regard to the implementation of the draft Scheme, as it thinks fit, and such determination or directions as the case may be, shall be binding on all persons connected herewith or otherwise interested in the draft Scheme in the same manner as if the same were specifically incorporated in the draft Scheme.

12.3	This draft Scheme may be withdrawn in any of the following events (i) by mutual consent of the Parties; or (ii) unilaterally by CBoP on the occurrence of a Material Adverse Change in respect of HDFC Bank; or (iii) unilaterally by HDFC Bank on the occurrence of Material Adverse Change in respect of CBoP.
13.	CONDITIONS OF THE DRAFT SCHEME

13.1	HDFC Bank and CBoP shall make applications under Section 44A and all other applicable provisions of the Banking Act for sanctioning of the draft Scheme by the RBI and obtain all approvals as may be required by the Law and for dissolution of CBoP without being wound up under the provisions of the Law.

13.2	The draft Scheme is specifically conditional upon and subject to:
a)	the consent of a majority in number representing two-thirds in value of the Members of HDFC Bank and of CBoP is obtained at their respective meetings, present either in person or by proxy at a meeting called for the purpose.

b)	all necessary consents, authorizations or other approvals of any kind which may be required from any governmental or other competent regulatory authority for the consummation of amalgamation, including without limitation the approval of the RBI under Section 44A and other applicable provisions of the Banking Act and the guidelines thereof.

c)	all other necessary agreements, consents, authorizations and other approvals which may be required by CBoP or HDFC Bank under the provisions of any contract or agreement, under the provisions of the Companies Act, any other applicable Law or otherwise for the consummation of the amalgamation.
14.	GENERAL TERMS AND CONDITIONS:

14.1	An order in terms of Clause 13.2(b) hereinabove and sub-section (6C) of Section 44A of the Banking Act shall be conclusive evidence that all requirements of Section 44A of the Banking Act relating to amalgamation have been complied with and a copy of the said order certified in writing by an officer of the RBI to be a true copy of such order shall in all legal proceedings (whether in appeal or otherwise) be admitted as evidence to the same extent as the original order and the original draft scheme.

14.2	Any Member of HDFC Bank or CBoP, as the case may be, who has voted against the draft Scheme at the meeting of HDFC Bank or CBoP, as the case may be, or has given notice in writing at or prior to the meeting of HDFC Bank or CBoP, as the case may be, or to the presiding officer of the meeting of the shareholders of either HDFC Bank or CBoP, as the case may be, that he dissents from the draft Scheme, shall subject to approval of the RBI, be entitled, prior to the Effective Date, to claim from HDFC Bank or CBoP, as the case may be, in respect of shares held by him in HDFC Bank or CBoP, as the case may be, their value as determined by the RBI when sanctioning the draft Scheme and such Member, in consideration thereof, shall compulsorily tender the shares held by him, in HDFC Bank or CBoP, as the case may be, to HDFC Bank or CBoP respectively for cancellation thereof and to that extent the share capital of HDFC Bank or CBoP, as the case may be, shall stand reduced. The determination by the RBI as to the value of the shares to be paid to the dissenting Member shall be final and binding on such dissenting shareholders for all purposes.

15.	VALIDITY OF THE DRAFT SCHEME

In the event Effective Date shall not have occurred by March 31, 2009 or by such later date as may be agreed to by and between the respective Boards of Directors of CBoP and HDFC Bank (the ‘Cut-off Date’), the draft Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se by the parties or their shareholders or creditors or employees or any other person. In such case both, CBoP and HDFC Bank, shall bear their own costs.
16.	SAVINGS OF CONCLUDED TRANSACTIONS

The transfer of properties and liabilities under Clause 4 above and the continuance of proceedings by or against CBoP shall not affect any transaction or proceedings already concluded by CBoP until the Effective Date, to the end and intent that HDFC Bank accepts and adopts all acts, deeds and things done and executed by CBoP in respect thereto as done and executed on behalf of itself.
17.	COSTS

Each Party shall bear its own costs and expenses in respect of all matters arising out of, or in connection with, this draft Scheme unless otherwise expressly agreed in writing. Expenses towards the joint valuation shall be borne by the Parties equally.